EXHIBIT 99.2

FOR:	Consolidated Graphics, Inc.

CONTACT:	Wayne M. Rose
Chief Financial Officer
Consolidated Graphics, Inc.
(713) 787-0977

Meredith Pudalov/Jack Cohen
Media: Claudine Cornelis
Morgen-Walke Associates, Inc.
(212) 850-5600

FOR IMMEDIATE RELEASE

CONSOLIDATED GRAPHICS ANNOUNCES ACQUISITION

OF CARQUEVILLE GRAPHICS

                HOUSTON, TEXAS — February 7, 2002 — Consolidated Graphics, Inc. (NYSE:CGX) announced today that it has acquired the assets of Carqueville Graphics located in Streamwood, Illinois.  Terms of the transaction were not disclosed.

                “Carqueville Graphics continues our acquisition strategy and expands our Midwest presence with the addition of one of Chicago’s top sheet-fed printers,” commented Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics.

                “Founded in 1864, the company is one of the oldest and most respected printers in the Chicago marketplace,” stated Charles F. White, President and Chief Operating Officer.  “Its large format printing capabilities uniquely position Carqueville Graphics in the Chicago market and we look forward to leveraging their resources.  We are pleased to welcome Carqueville Graphics to the Consolidated Graphics organization.”

                Consolidated Graphics, Inc. is the largest sheet-fed and half-web commercial printing company in the United States.  Through its network of printing companies in 25 states, the Company produces high-quality customized printed materials for a broad customer base that includes many of the most recognized companies in the country.  Consolidated Graphics also offers an extensive and growing range of digital and Internet-based services and solutions marketed through CGXmedia.  Consolidated Graphics is focused on adding value to its operating companies by providing financial and operational strengths, management support and technological advantages associated with a national organization.  For more information, visit the Company’s Web site at www.consolidatedgraphics.com.

This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements.  Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability in the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics’ filings with the Securities and Exchange Commission.   The forward-looking statements, assumptions and factors stated or referred to in this press release are based on information available to Consolidated Graphics today.  Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions and other factors after the day of this release to reflect the occurrence of events or circumstances or changes in expectations.

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